SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                             Kelley Oil & Gas Corp.
                                (Name of Issuer)

                          $2.625 Conv. Preferred Stock
                         (Title of Class of Securities)

                                   487906208
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                  (Continued on following pages)

                                Page 1 of 6 Pages

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CUSIP NO. 487906208                   13G     Page 2 of 6 Pages

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  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        OppenheimerFunds, Inc.
        I.R.S. NO. 13-2527171
------- ---------------------------------------------------------------------
------- ------------------------------------------------------ ---- --- -----

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
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-------                                                        ---- --- -----

                                                                               A
------- ------------------------------------------------------ ---- --- -----
-------                                                        ---- --- -----


------- ------------------------------------------------------ ---- --- -----
-------                                                        ---- --- -----

                                                                          B    X
------- ------------------------------------------------------ ---- --- -----
-------                                                        ---- --- -----


------- ------------------------------------------------------ ---- --- -----
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3       SEC USE ONLY


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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Colorado

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NUMBER OF SHARES5   SOLE VOTING POWER
BENEFICIALLY OWNED  0
BY EACH
REPORTING
PERSON
WITH
--------------- --- ---------------------------------------------------------
                --- ---------------------------------------------------------

                6   SHARED VOTING POWER
                    0
--------------- --- ---------------------------------------------------------
                --- ---------------------------------------------------------

                7   SOLE DISPOSITIVE POWER
                    0
--------------- --- ---------------------------------------------------------
                --- ---------------------------------------------------------

                8   SHARED DISPOSITIVE POWER
                    0
--------------- --- ---------------------------------------------------------
------- ---------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
------- ---------------------------------------------------------------------
------- ---------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0
------- ---------------------------------------------------------------------
------- ---------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*
        IA
------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 487906208                   13G     Page 3 of 6 Pages

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  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Oppenheimer Strategic Income Fund
        I.R.S. No. 84-1120195


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------- ------------------------------------------------------ ---- --- -----

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
------- ------------------------------------------------------ ---- --- -----
-------                                                        ---- --- -----

                                                                               A
------- ------------------------------------------------------ ---- --- -----
-------                                                        ---- --- -----


------- ------------------------------------------------------ ---- --- -----
-------                                                        ---- --- -----

                                                                          B    X
------- ------------------------------------------------------ ---- --- -----
-------                                                        ---- --- -----


------- ------------------------------------------------------ ---- --- -----
------- ---------------------------------------------------------------------

3       SEC USE ONLY


------- ---------------------------------------------------------------------
------- ---------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION
        Massachusetts


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--------------- --- ---------------------------------------------------------

NUMBER OF       5   SOLE VOTING POWER
SHARES              0
BENEFICIALLY OWNED
BY EACH
REPORTING
PERSON
WITH
--------------- --- ---------------------------------------------------------
                --- ---------------------------------------------------------

                6   SHARED VOTING POWER
                    0
--------------- --- ---------------------------------------------------------
                --- ---------------------------------------------------------

                7   SOLE DISPOSITIVE POWER
                    0
--------------- --- ---------------------------------------------------------
                --- ---------------------------------------------------------

                8   SHARED DISPOSITIVE POWER
                    0
--------------- --- ---------------------------------------------------------
------- ---------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
------- ---------------------------------------------------------------------
------- ---------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

------- ---------------------------------------------------------------------
------- ---------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0
------- ---------------------------------------------------------------------
------- ---------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*
        IV
------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 4 of 7 Pages
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1(a)         Name of Issuer:
                  Kelley Oil & Gas Corp.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  601 Jefferson St.
                  Suite 1100
                  Houston, TX 77002

Item 2(a)         Name of Person Filing:
                  OppenheimerFunds, Inc.

Item 2(b)         Address of Principal Business Office:
                  Two World Trade Center, Suite 3400
                  New York, New York 10048-0203

Item 2(c)         Citizenship:
                  Inapplicable

Item 2(d)         Title of Class of Securities:
                  $2.625 Conv. Preferred Stock

Item 2(e)         CUSIP Number:
                  487906208

Item 3(e)            X  Investment  Adviser  registered  under  Section 203 of
                    ---
                       the Investment Advisers Act of 1940

Item 4(a)           Amount Beneficially Owned:   0 shares

Item 4(b)           Percent of Class: 0%

Item 4(c)(i)        Sole Power to vote or to direct the vote -  0

Item 4(c)(ii)       Shared power to vote or to direct the vote - 0

Item 4(c)(iii)      Sole power to dispose or to direct the disposition of - 0

Item 4(c)(iv)       Shared  power to dispose or to direct the  disposition  of
                    -  0 shares

Item 5              Ownership to Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: X *

Item 6              Ownership  of More than Five  Percent on Behalf of Another
                    ----------------------------------------------------------
                    Person:
                    Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                    Inapplicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------
                    Inapplicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------
                    Inapplicable

Item 10             Certification:
                    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:               September 20, 1999

Signature:          /s/ Merryl Hoffman

Name/Title:         Merryl Hoffman, Vice President


                    *OppenheimerFunds, Inc. has ceased to be the holder of Kelley Oil & Gas Corp. Preferred Stock due to the conversion of such shares into Contour Energy Co. Convertible Preferred Stock on 8/2/99.

                              EXHIBIT A

     The undersigned investment company hereby acknowledges and agrees that a report on Schedule 13G being filed by OppenheimerFunds, Inc. on or about the date hereof, relating to the preferred stock of Kelley Oil & Gas Corp., is filed on behalf of the undersigned.



Dated: September 20, 1999



                        Oppenheimer Strategic Income Fund




                        By:  /s/ Robert G. Zack

                             Robert G. Zack
                               Assistant Secretary